Exhibit 23.4

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

May 29, 2014

ConocoPhillips

600 North Dairy Ashford

Houston, Texas 77079

Ladies and Gentlemen:

We hereby consent to the use of the name DeGolyer and MacNaughton and to references to DeGolyer and MacNaughton as an independent petroleum engineering consulting firm under the caption “Experts” in this Registration Statement on Form S-3 for the registration of debt and equity securities of ConocoPhillips. We also hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of ConocoPhillips of the DeGolyer and MacNaughton process review letter dated February 25, 2014, which appears in ConocoPhillips’ annual report on Form 10-K for the year ended December 31, 2013.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716